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                                                                    EXHIBIT 99.1


CONTACT: James L. Wolohan, C.E.O.
         Edward J. Dean, Corporate Controller        FOR IMMEDIATE RELEASE
         (989) 793-4532



                  WOLOHAN LUMBER REPORTS FIRST QUARTER RESULTS


SAGINAW, Mich., April 17, 2003 -- Wolohan Lumber Co. (Nasdaq: NNM:WLHN) today reported a net loss of $791,000 (38 cents per share basic; 35 cents per share fully diluted) for the first quarter ended March 31, 2003. This compares with a net loss of $875,000 (43 cents per share basic; 38 cents per share fully diluted) for the same period of 2002.

The Company's business is subject to seasonal influences with lower sales historically recorded in the first quarter, often resulting in a net loss.

The Company had sales of $30.0 million for the first quarter of 2003, compared with $37.9 million for first quarter 2002. Same-store sales declined 12 percent, compared with first quarter 2002.

Factors negatively impacting first quarter sales included: price deflation in lumber and structural panel products, adverse winter weather conditions, an uncertain economic and geopolitical climate, and a reduction in the number of operating stores compared with first quarter 2002. At March 31, 2003, the Company had 25 stores in operation compared with 29 at the end of first quarter 2002. In addition, due to the Company's strategic focus on the professional builder and the large project-oriented consumer, it continues to eliminate or reduce certain products previously sold to the do-it-yourself home-improvement market, which in turn may have a negative impact on sales comparisons.

First quarter 2003 results compared with first quarter 2002 also included:
    1) Gains on sale of real estate properties of $672,000 in first quarter 2003, compared with $299,000 in first quarter 2002.
    2) An improvement in gross margin to 24.3 percent in 2003, compared with 2002's first quarter gross margin of 22.0 percent. The 2002 gross margin percent reflected a significant inventory shrinkage recorded at one store.

The Company's balance sheet remains very strong. The Company had a liquidity position (cash and short-term investments) of $7.7 million at March 31, 2003, working capital of $28.0 million, and virtually no long-term debt. The book value per share was $30.79 at March 31, 2003, compared with $29.37 at the end of the first quarter of 2002.


                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This news release contains comments or information that constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and are subject to the Act's safe harbor provisions. These statements are based on current expectations and involve a



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number of risks and uncertainties. Actual results could differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include: fluctuations in customer demand and spending, expectations of future volumes and prices for the Company's products, prevailing economic conditions affecting the retail lumber and building materials markets and seasonality of operating results and other factors, including risk factors, referred to from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

                                 FINANCIAL TABLE

                                                  QUARTER ENDED            QUARTER ENDED
                                                           3/31/03                  3/31/02
                                                  ----------------         ----------------
Sales                                                  $29,976,000              $37,870,000
Pretax loss                                            (1,198,000)              (1,325,000)
Net loss                                                 (791,000)                (875,000)
Per share, basic                                            ($.38)                   ($.43)
Per share, assuming dilution                                ($.35)                   ($.38)




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